Exhibit 99.1

GCI LIBERTY REPORTS
THIRD QUARTER 2019 FINANCIAL RESULTS

Englewood, Colorado, November 11, 2019 - GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today reported third quarter 2019 results. Headlines include(1):

•	GCI(2) total revenue grew 3% compared to the third quarter 2018

◦	GCI Consumer revenue grew 5%, with Consumer data revenue up 8%

◦	GCI Business revenue flat

•	GCI operating income down $1 million, Adjusted OIBDA(3) up 5%

“We are starting to see the benefits of improvements in efficiencies and new products that we mentioned during the second quarter,” said GCI CEO, Ron Duncan. “We are making good progress on our 5G deployment and expect our Anchorage project, which covers an area approximately the size of Rhode Island, to be completed in 2020. Our customers are already starting to see significant benefits from that upgrade and we look forward to having one of the first 5G-NR compliant networks in the nation - certainly the northernmost.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2019 to pro forma financial information for the same period in 2018.

The pro forma financial information presented herein for the three months ended September 30, 2018 was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. The pro forma results have also been adjusted for the FCC's Rural Health Care decision.

Exhibit 99.1

GCI

GCI receives support from various Universal Service Fund ("USF") programs: high cost, low income, rural health care, and schools and libraries, and also contributes into the USF. The USF Rural Health Care ("RHC") Program subsidizes the rates for services provided to rural health care providers. In November 2017, the Universal Service Administrative Co. ("USAC") requested further information to support GCI's rural rates charged to a number of its RHC Program customers for the year that runs July 1, 2017 through June 30, 2018 (the "2017 Funding Year"). On October 10, 2018, the Federal Communications Commission ("FCC") staff notified GCI of their decision to reduce RHC support payments to GCI for the 2017 Funding Year by $27.8 million, an approximate 26% reduction, and to apply the same cost methodology to subsequent funding years. Pro forma financials for the third quarter of 2018 reflect this reduction. GCI filed an appeal to the FCC staff decision on November 9, 2018 and a supplemental appeal on January 29, 2019. GCI will continue to pursue this appeal and expects to reduce future RHC Program revenue by a similar rate until a final resolution is reached with the FCC.

Separately, on November 30, 2018, GCI received multiple notices from USAC denying requested funding from an RHC customer (the "Customer") for the 2017 Funding Year. In November 2017, USAC requested information from the Customer related to bidding process documentation for two separate service contracts they have with GCI. The Customer responded, but USAC denied the funding based on the determination that bids previously received were not submitted with the original funding request and/or that bidding information submitted was related to the wrong bidding year. The Customer filed an appeal with USAC on January 29, 2019 and made a supplemental filing on March 12, 2019.

On May 6, 2019, USAC denied the appeal. As a result of the denial, in the first quarter GCI recorded a reserve of $21 million and an associated bad debt expense representing the portion of revenue for the Customer that would have otherwise been subsidized by the RHC Program recognized from July 1, 2017 through March 31, 2019. GCI will not recognize RHC revenue to the extent services continue to be provided to the Customer, which has historically approximated $12 million per year, until an adequate level of clarity is reached on the matter and the applicable revenue recognition criteria are met. Thus, GCI did not recognize revenue for the services provided to the Customer for the three months ended September 30, 2019. The Customer appealed the decision on July 5, 2019, but resolution and timing of the appeal are unknown at this time.

The following table provides GCI’s operating metrics and pro forma financial results for the third quarter of 2018 and 2019.

(amounts in thousands, except operating metrics)	3Q18	3Q19	% Change
GCI Consolidated Financial Metrics
Revenue
Consumer	$105,377	$110,322	5%
Business	110,259	110,706	—%
Total Revenue	$215,636	$221,028	3%

Operating Income	$4,643	$3,663	(21)%
Operating Income Margin (%)	2.2%	1.7%	(50)	bps

Adjusted OIBDA(1)	$68,391	$71,960	5%
Adjusted OIBDA Margin(1) (%)	31.7%	32.6%	90	bps

Exhibit 99.1

GCI Consumer
Financial Metrics
Revenue
Wireless	$38,552	$41,929	9%
Data	39,652	42,920	8%
Video	22,276	21,198	(5)%
Voice	4,897	4,275	(13)%
Total Revenue	$105,377	$110,322	5%
Operating Metrics
Wireless Lines in Service(2)	197,800	188,400	(5)%
Data - Cable Modem Subscribers(3)	125,300	124,600	(1)%
Video
Basic Subscribers(4)	90,300	82,200	(9)%
Homes Passed	253,400	253,400	—%
Voice - Total Access Lines in Service(5)	45,800	40,800	(11)%

GCI Business
Financial Metrics
Revenue
Wireless	$24,392	$24,393	—%
Data	69,592	70,813	2%
Video	4,927	4,115	(16)%
Voice	11,348	11,385	—%
Total Revenue	$110,259	$110,706	—%
Operating Metrics
Wireless Lines in Service(2)	22,000	21,100	(4)%
Data - Cable Modem Subscribers(3)	9,200	9,000	(2)%
Voice - Total Access Lines in Service(5)	36,600	34,800	(5)%

1)	See reconciling schedule 1.

2)	A wireless line in service is defined as a revenue generating wireless device.

3)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.

4)	A basic subscriber is defined as one basic tier of service delivered to an address or separate subunits thereof regardless of the number of outlets purchased.

5)	A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

GCI revenue increased during the third quarter driven by an increase in Consumer revenue.  Operating income decreased primarily due to higher depreciation and amortization expense. Adjusted OIBDA increased due to the growth in revenue and operational efficiencies, which reduced selling, general and administrative expenses.
GCI Consumer
Consumer revenue was up 5% due to increases in wireless and data revenue. Data revenue grew as subscribers continued to move to higher bandwidth products. Growth in wireless revenue was driven by the free month of service given in the third quarter of 2018 to certain customers due to the billing system conversion. During the transition to the new system, GCI moved all monthly recurring fees from bill in arrears to bill in advance. To ease the transition for existing customers, GCI chose to

Exhibit 99.1

forgive one month of service fees for those customers who would have otherwise received an invoice for two months of service. The wireless and data revenue increases were partially offset by declines in voice and video revenue.
GCI Business
Business revenue was flat in the quarter with growth in data offsetting declines in video. Data revenue increased primarily due to higher sales to health care customers. Video revenue declined due to lower political advertising revenue.

Capital Expenditures
Year to date, GCI has spent $97 million on capital expenditures, excluding capitalized interest and insurance payments received to cover the costs of the 2018 earthquake. Capital expenditure spending was related primarily to improvements to data and wireless networks. GCI's capital expenditures for 2019 are expected to be approximately $140 million.

Share Repurchases
GCI Liberty did not repurchase shares from August 1, 2019 through October 31, 2019. The total remaining repurchase authorization for GCI Liberty is approximately $494 million.

FOOTNOTES

1)
GCI Liberty’s President and CEO, Greg Maffei, will discuss these headlines and other matters on GCI Liberty's earnings conference call which will begin at 5:00 p.m. (E.S.T.) on November 11, 2019. For information regarding how to access the call, please see “Important Notice” later in this document.

2)
GCI Liberty’s principal asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter") and Liberty Broadband Corporation, as well as its interest in LendingTree and subsidiary Evite.

3)	For a definition of Adjusted OIBDA and Adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

Exhibit 99.1

GCI LIBERTY GAAP FINANCIAL METRICS

(amounts in thousands)	3Q18(1)	3Q19
Revenue
GCI Holdings	$205,047	$221,028
Corporate and other	5,099	6,016
Total GCI Liberty Revenue	$210,146	$227,044

Operating Income
GCI Holdings	$(8,859)	$3,663
Corporate and other	(11,010)	(7,837)
Total GCI Liberty Operating Income (Loss)	$(19,869)	$(4,174)

Adjusted OIBDA
GCI Holdings	$57,945	$71,960
Corporate and other	(7,205)	(5,382)
Total GCI Liberty Adjusted OIBDA	$50,740	$66,578

(1)
GCI Holdings GAAP financial statements for the third quarter of 2018 differ from GCI Holdings pro forma financial statements due to the impact of acquisition accounting, including deferred revenue adjustments, depreciation and amortization of intangible and tangible assets, RHC Program revenue adjustments and other adjustments.

Exhibit 99.1

NOTES
The following financial information with respect to GCI Liberty's investments in equity securities and equity affiliates is intended to supplement GCI Liberty's consolidated statements of operations which are included in its Form 10-Qs for the three months ended June 30, 2019 and September 30, 2019.

Fair Value of Public Holdings

(amounts in millions)	6/30/2019	9/30/2019
Charter(1)	$2,118	$2,208
Liberty Broadband(1)	4,448	4,468
LendingTree(2)	1,447	1,069
Total	$8,013	$7,745

(1)
Represents fair value of the investments in Charter and Liberty Broadband. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

(2)
Represents fair value of the investment in LendingTree. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the balance sheet of GCI Liberty at $168 million and $167 million at June 30, 2019 and September 30, 2019, respectively.

Exhibit 99.1

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2019		9/30/2019
Cash and Cash Equivalents:
GCI	$76	6,000,000	$82
Corporate and other	347		328
Total GCI Liberty Consolidated Cash	$423	(13,000,000)	$410

Debt:
Senior Notes	$775		$775
Senior Credit Facility	714		713
Finance Leases and Other(1)	114		112
Total GCI Debt	$1,603	(3,000,000)	$1,600

Margin Loan	$900		$900
1.75% Exchangeable Senior Debentures due 2046	477		477
Total Corporate Level Debt	$1,377		$1,377

Total GCI Liberty Debt	$2,980	(3,000,000)	$2,977
Premium on debt and deferred financing fees	100		118
Finance leases and tower obligation (excluded from GAAP Debt)	(107)		(105)
Total GCI Liberty Debt (GAAP)	$2,973		$2,990

Other Financial Obligations:
Indemnification Obligation(2)	$133		$137
Preferred Stock(3)	178		178

GCI Leverage(4)	6.2x		6.0x

(1)	Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and communication tower obligations.

(2)
Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.

(3)
Preferred shares have a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following the twenty-first anniversary of the March 8, 2018 auto conversion. The preferred stock is considered a liability for GAAP purposes.

(4)	As defined in GCI's credit agreement.

GCI Liberty cash declined in the third quarter primarily due to corporate level activity. GCI cash increased as cash from operations more than offset capital expenditures and interest payments. Corporate and other cash declined due to interest payments and preferred stock dividends. GCI Liberty debt remained relatively flat.

Pursuant to an indemnification agreement, GCI Liberty will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at GCI Liberty that underlie the LI LLC Charter exchangeable debentures.

Exhibit 99.1

The indemnification obligation on GCI Liberty's balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of September 30, 2019, a holder of the LI LLC Charter exchangeable debentures does not have the ability to exchange, and accordingly, the indemnification obligation has been classified as a long-term liability. There is $332 million principal amount of the LI LLC Charter exchangeable debentures outstanding as of September 30, 2019.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBP) President and CEO, Greg Maffei, will discuss GCI Liberty's earnings release on a conference call which will begin at 5:00 p.m. (E.S.T.) on November 11, 2019. The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 3376325, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to www.gciliberty.com/events. Links to this press release and replays of the call will also be available on GCI Liberty's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, the launch of new products and services, matters relating to the Universal Service Administrative Company and Rural Health Care program, indemnification by GCI Liberty, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to GCI Liberty, changes in law and government regulations, the availability of investment opportunities and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recent Forms 10-K and Forms 10-Q, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty's business which may affect the statements made in this press release.

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for GCI Liberty (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. GCI Liberty defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges. Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure. GCI Liberty defines Adjusted OIBDA margin as adjusted OIBDA divided by revenue.

GCI Liberty believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, GCI Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating income to its Adjusted OIBDA for the three months ended September 30, 2018 and September 30, 2019, respectively. The pro forma financial information presented below for the three months ended September 30, 2018 was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. The pro forma results have also been adjusted for the FCC's Rural Health Care decision.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	3Q18	3Q19
GCI Holdings
Operating Income	$4,643	$3,663
Depreciation and amortization	62,081	65,762
Stock compensation expense	1,667	4,017
Insurance proceeds and restructuring, net	—	(1,482)
Adjusted OIBDA	$68,391	$71,960

Exhibit 99.1

SCHEDULE 2

The following table provides a reconciliation of operating income (loss) calculated in accordance with GAAP to Adjusted OIBDA for GCI Liberty for the three months ended September 30, 2018 and September 30, 2019, respectively.

GCI LIBERTY ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	3Q18	3Q19
GCI Liberty
GCI Liberty Operating Income (Loss)	$(19,869)	$(4,174)
Stock-based compensation	7,761	5,768
Insurance proceeds and restructuring, net	—	(1,482)
Depreciation and amortization	62,848	66,466
Consolidated GCI Liberty adjusted OIBDA	$50,740	$66,578
GCI Holdings	$57,945	$71,960
Corporate and other	(7,205)	(5,382)

Exhibit 99.1

GCI LIBERTY, INC. AND SUBSIDIARIES
BALANCE SHEET INFORMATION
(unaudited)

	September 30,	December 31,
	2019	2018
	Amounts in thousands, except share amounts
Assets
Current assets:
Cash and cash equivalents	$410,130	491,257
Trade and other receivables, net of allowance for doubtful accounts of $18,248 and $7,555, respectively	190,779	182,600
Current portion of tax sharing receivable	7,813	36,781
Other current assets	43,222	40,100
Total current assets	651,944	750,738
Investments in equity securities	2,213,589	1,533,517
Investments in affiliates, accounted for using the equity method	168,839	177,030
Investment in Liberty Broadband measured at fair value	4,467,508	3,074,373
Property and equipment, net	1,110,080	1,184,606
Intangible assets not subject to amortization:
Goodwill	855,837	855,837
Cable certificates	305,000	305,000
Wireless licenses	191,697	190,000
Other	16,500	16,500
	1,369,034	1,367,337
Intangible assets subject to amortization, net	399,043	436,006
Tax sharing receivable	76,812	65,701
Other assets, net	188,454	71,514
Total assets	$10,645,303	8,660,822

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$83,959	100,334
Deferred revenue	28,520	31,743
Current portion of debt, net of deferred financing costs	902,368	900,759
Other current liabilities	71,679	47,958
Total current liabilities	1,086,526	1,080,794
Long-term debt, net, including $579,291 and $462,336 measured at fair value, respectively	2,088,015	1,985,275
Obligations under finance leases and tower obligations, excluding current portion	99,158	122,245
Long-term deferred revenue	59,136	65,954
Deferred income tax liabilities	1,272,302	793,696
Preferred stock	177,532	177,103
Derivative instrument	78,061	—
Indemnification obligation	136,833	78,522
Other liabilities	140,971	50,543

Exhibit 99.1

Total liabilities	5,138,534	4,354,132
Equity
Stockholders’ equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 101,211,071 shares at September 30, 2019 and 102,058,816 shares at December 31, 2018	1,012	1,021
Series B common stock, $.01 par value. Authorized 20,000,000 shares; issued and outstanding 4,439,460 shares at September 30, 2019 and 4,441,609 shares at December 31, 2018	44	44
Series C common stock, $.01 par value. Authorized 1,040,000,000 shares; no shares issued	—	—
Additional paid-in capital	3,225,883	3,251,957
Accumulated other comprehensive earnings (loss), net of taxes	(489)	168
Retained earnings	2,270,837	1,043,933
Total stockholders' equity	5,497,287	4,297,123
Non-controlling interests	9,482	9,567
Total equity	5,506,769	4,306,690
Commitments and contingencies
Total liabilities and equity	$10,645,303	8,660,822

Exhibit 99.1

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF OPERATIONS INFORMATION
(unaudited)

	Three months ended
	September 30,
	2019	2018
	Amounts in thousands, except per share amounts
Revenue	$227,044	210,146
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	72,637	64,684
Selling, general and administrative, including stock-based compensation	93,597	102,483
Insurance proceeds and restructuring, net	(1,482)	—
Depreciation and amortization expense	66,466	62,848
	231,218	230,015
Operating income (loss)	(4,174)	(19,869)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(38,353)	(37,614)
Share of earnings (losses) of affiliates, net	1,921	10,856
Realized and unrealized gains (losses) on financial instruments, net	156,165	495,509
Tax sharing agreement	2,362	2,492
Other, net	(540)	(834)
	121,555	470,409
Earnings (loss) before income taxes	117,381	450,540
Income tax (expense) benefit	(28,087)	(133,284)
Net earnings (loss)	89,294	317,256
Less net earnings (loss) attributable to the non-controlling interests	(28)	(127)
Net earnings (loss) attributable to GCI Liberty, Inc. shareholders	$89,322	317,383
Basic net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$0.85	2.95
Diluted net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$0.84	2.91

Exhibit 99.1

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Nine months ended
	September 30,
	2019	2018
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$1,226,824	(156,955)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	200,035	143,257
Stock-based compensation expense	18,153	20,926
Share of (earnings) losses of affiliates, net	2,443	(18,714)
Realized and unrealized (gains) losses on financial instruments, net	(1,844,863)	4,328
(Gain) loss on lease modification	(6,468)	—
Deferred income tax expense (benefit)	478,850	36,347
Other, net	3,625	10,121
Change in operating assets and liabilities:
Current and other assets	39,289	(73,601)
Payables and other liabilities	(35,774)	72,854
Net cash provided (used) by operating activities	82,114	38,563
Cash flows from investing activities:
Cash and restricted cash from acquisition of GCI Holdings	—	147,958
Capital expended for property and equipment	(108,633)	(89,376)
Purchase of investments	—	(48,581)
Proceeds from derivative instrument	105,866	—
Settlement of derivative instrument	(105,866)	—
Other, net	6,340	2,699
Net cash provided (used) by investing activities	(102,293)	12,700
Cash flows from financing activities:
Borrowings of debt	325,000	1,527,250
Repayment of debt, finance lease, and tower obligations	(334,275)	(88,543)
Repurchases of GCI Liberty common stock	(43,910)	(23,893)
Contributions from (distributions to) parent, net	—	(1,122,189)
Indemnification payment to Qurate Retail	—	(132,725)
Derivative payments	—	(80,001)
Other financing activities, net	(7,802)	(14,957)
Net cash provided (used) by financing activities	(60,987)	64,942
Net increase (decrease) in cash, cash equivalents and restricted cash	(81,166)	116,205
Cash, cash equivalents and restricted cash at beginning of period	492,032	574,148
Cash, cash equivalents and restricted cash at end of period	$410,866	690,353